Exhibit 99.1

    Educational Development Corporation Reports Record 1st Quarter Profits

    TULSA, Okla., June 23 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) reported today the highest 1st quarter net earnings and net revenues in the Company's history. Net earnings for the 1st quarter ended May 31, 2004 increased 41% to $824,400 when compared with the 1st quarter last year, which is the second consecutive quarter to record a 41% increase in earnings. Net revenues increased 16% to $8,417,500.

    The Company's two divisions posted sales increases in the 1st quarter of fiscal year 2005. The Home Business Division's net revenues increased 21% and the Publishing Division increased its net revenues 2%. The Home Business Division just concluded its most successful National Convention with consultants from around the country in attendance at the convention held in Tulsa, Oklahoma.

    The Company's annual dividend was paid June 10, 2004. The $0.12 per share dividend was a 20% increase over the $0.10 dividend paid the previous year.

    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.

                                                 Three Months Ended May 31,

                                                   2004             2003

    Net Revenues                               $ 8,417,500      $ 7,263,000

    Pre-tax Earnings                           $ 1,335,700      $   938,400

    Income Taxes                                   511,300          352,500

    Net Earnings                               $   824,400      $   585,900

    Earnings Per Share
      Basic                                    $       .21      $       .15
      Diluted                                  $       .19      $       .14

    Shares
      Basic                                      4,001,449        3,879,605
      Diluted                                    4,230,286        4,253,020

SOURCE  Educational Development Corporation
    -0-                             06/23/2004
    /CONTACT: Randall White, President of Educational Development Corporation, +1-918-622-4522/
    /Web site:  http://www.edcpub.com /
    (EDUC)

CO:  Educational Development Corporation
ST:  Oklahoma
IN:  REA BKS ECM
SU:  ERN DIV